Exhibit 99.1
ITEM 1A. RISK FACTORS
Risks Related to JetBlue
     We operate in an extremely competitive industry.
     The domestic airline industry is characterized by low profit margins, high fixed costs and significant price competition. We currently compete with other airlines on all of our routes. Many of our competitors are larger and have greater financial resources and name recognition than we do. Following our entry into new markets or expansion of existing markets, some of our competitors have chosen to add service or engage in extensive price competition. Unanticipated shortfalls in expected revenues as a result of price competition or in the number of passengers carried would negatively impact our financial results and harm our business. The extremely competitive nature of the airline industry could prevent us from attaining the level of passenger traffic or maintaining the level of fares required to maintain profitable operations in new and existing markets and could impede our growth strategy, which would harm our business. Additionally, if a traditional network airline were to fully develop a low cost structure, or if we were to experience increased competition from low cost carriers, our business could be materially adversely affected.
     Our business is highly dependent on the price and availability of fuel.
     Our results of operations are heavily impacted by the price and availability of fuel. Fuel costs, which increased significantly in 2007 and 2008, comprise a substantial portion of our total operating expenses and fuel has been our single largest operating expense since 2005. Our 2008 average fuel price, including the impact of fuel hedging, has nearly doubled since 2005, which has adversely affected our operating results. Moreover, crude oil and fuel prices have become quite volatile, with the spot price of crude oil dropping over 75% at the end of the fourth quarter from the historic high observed in the early part of the third quarter of 2008. Historically, fuel costs have been subject to wide price fluctuations based on geopolitical factors and supply and demand. The availability of fuel is not only dependent on crude oil, but also refining capacity. When even a small amount of the domestic or global oil refining capacity becomes unavailable, supply shortages can result for extended periods of time. The availability of fuel is also affected by demand for home heating oil, gasoline and other petroleum products, as well as crude oil reserves, dependence on foreign imports of crude oil and potential hostilities in oil producing areas of the world. Because of the effects of these factors on the price and availability of fuel, the cost and future availability of fuel cannot be predicted with any degree of certainty.
     Our aircraft fuel purchase agreements do not protect us against price increases or guarantee the availability of fuel. Additionally, some of our competitors may have more leverage than we do in obtaining fuel. We have and may continue to enter into crude oil and heating oil option contracts and swap agreements to partially protect against significant increases in fuel prices; however, such contracts and agreements do not completely protect us against price increases, are limited in fuel volume and duration, and can be less effective during volatile market conditions. Under the fuel hedge contracts that we may enter into from time to time, counterparties to those contracts may require us to fund the margin associated with any loss position on the contracts if the price of crude oils falls below specified benchmarks. Meeting our obligations to fund these margin calls could adversely affect our liquidity.
     Due to the competitive nature of the domestic airline industry, we have not been able to adequately increase our fares to offset the increases in fuel prices and we may not be able to do so in the future. Future fuel increases, continued high fuel price volatility or fuel supply shortages may result in a curtailment of scheduled services and could have a material adverse effect on our financial condition and results of operations.
     If we fail to successfully implement our growth strategy, our business could be harmed.
     We have grown, and expect to continue to grow our business by increasing the frequency of flights to markets we currently serve, expanding the number of markets we serve and increasing flight connection opportunities. Increasing the number of markets we serve depends on our ability to access suitable airports located in our targeted geographic markets in a manner that is consistent with our cost strategy. We may also need to obtain additional gates at some of our existing destinations. Any condition that would deny, limit or delay our access to airports we currently serve or may seek to serve in the future would constrain our ability to grow. Opening new markets requires us to commit a substantial amount of resources, even before the new services commence. Expansion is also dependent upon our ability to maintain a safe and secure operation and requires additional personnel, equipment and facilities. An inability to hire and retain personnel, timely secure the required equipment and facilities in a cost-effective manner, efficiently operate our expanded facilities, or obtain the necessary regulatory approvals may adversely affect our ability to achieve our growth strategy, which could harm our business. In addition, expansion to new international markets may have other risks due to factors specific to those markets. We may be unable to foresee all of the risks attendant upon entering certain new international markets or respond adequately to these risks, and our growth strategy and our business may suffer as a result.
     Due primarily to higher fuel prices, the competitive pricing environment and other cost increases, it has become increasingly difficult to fund our growth profitably. As a result, in 2006 we began modifying our growth plans by deferring some of our scheduled deliveries of new aircraft, selling or terminating our leases for some of our aircraft, and leasing aircraft to other operators. We may further reduce our future growth plans from previously announced levels. In addition, our competitors often add service, reduce their fares and/or offer special promotions following our entry into a new market. We cannot assure you that we will be able to profitably expand our existing markets or establish new markets, and if we fail to do so, our business could be harmed.
     LiveTV has contracts to provide in-flight entertainment products and services with eleven other airlines. At December 31, 2008, LiveTV services were available on 358 aircraft under these agreements, with firm commitments for 405 additional aircraft through 2015, with options for 191 additional installations through 2017. Performance under these agreements requires that LiveTV hire, train and retain qualified employees, obtain component parts unique to its systems and services from their suppliers and secure facilities necessary to perform installations and maintenance on those systems. Should LiveTV be unable to satisfy its commitments under these third party contracts, our business could be harmed.
     We have a significant amount of fixed obligations and we will incur significantly more fixed obligations, which could harm our ability to meet our growth strategy and impair our ability to service our fixed obligations.
     As of December 31, 2008, our debt of $3.14 billion accounted for 71% of our total capitalization. In addition to long-term debt, we have a significant amount of other fixed obligations under leases related to our aircraft, airport terminal space, other airport facilities and office space. As of December 31, 2008, future minimum payments under noncancelable leases and other financing obligations were approximately $1.10 billion for 2009 through 2013 and an aggregate of $1.92 billion for the years thereafter. We have also constructed, and in October 2008 began operating, a new terminal at JFK under a 30-year lease with the PANYNJ. The minimum payments under this lease are being accounted for as a financing obligation and have been included in the totals above.
     As of December 31, 2008, we had commitments of approximately $4.97 billion to purchase 128 additional aircraft and other flight equipment through 2016, including estimated amounts for contractual price escalations. We will incur additional debt and other fixed obligations as we take delivery of new aircraft and other equipment and continue to expand into new markets. We typically finance our aircraft through either secured debt or lease financing. The impact on financial institutions from the current global credit and liquidity crisis may adversely affect the availability and cost of credit to JetBlue as well as to prospective purchasers of our aircraft that we undertake to sell in the future, including financing commitments that we have already obtained for purchases of new aircraft or purchase commitments that we have received from prospective purchasers of aircraft owned by us. There can be no assurance that governmental responses to the disruptions in the financial markets will stabilize the markets or increase liquidity and the availability of credit. Although we believe that debt, lease financing, and/or other fixed obligations should be available for our aircraft deliveries, prospective purchasers of our aircraft, and other areas of our business, we cannot assure you that we or they will be able to secure such financing on terms acceptable to us or them, or at all, any of which could harm our business.
     Our high level of debt and other fixed obligations could:
•	impact our ability to obtain additional financing to support capital expansion plans and for working capital and other purposes on acceptable terms or at all;

•	divert substantial cash flow from our operations and expansion plans in order to service our fixed obligations;

•	require us to incur significantly more interest or rent expense than we currently do, since a large portion of our debt has floating interest rates and five of our aircraft leases have variable-rate rent; and

•	place us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.
     Our ability to make scheduled payments on our debt and other fixed obligations will depend on our future operating performance and cash flows, which in turn will depend on prevailing economic and political conditions and financial, competitive, regulatory, business and other factors, many of which are beyond our control. We are principally dependent upon our operating cash flows to fund our operations and to make scheduled payments on debt and other fixed obligations. We cannot assure you that we will be able to generate sufficient cash flows from our operations to pay our debt and other fixed obligations as they become due, and if we fail to do so our business could be harmed. If we are unable to make payments on our debt and other fixed obligations, we could be forced to renegotiate those obligations or seek to obtain additional equity or other forms of additional financing. To the extent we finance our activities with additional debt, we may become subject to financial and other covenants that may restrict our ability to pursue our growth strategy or otherwise constrain our operations. We cannot assure you that our renegotiation efforts would be successful or timely or that we could refinance our obligations on acceptable terms, if at all.
     We may be subject to unionization, work stoppages, slowdowns or increased labor costs.
     Our business is labor intensive, with labor costs representing approximately one-fourth of our operating expenses. Unlike most airlines, we have a non-union workforce. The unionization of any our employees could result in demands that may increase our operating expenses and adversely affect our financial condition and results of operations. Any of the different crafts or classes of our employees could unionize at any time, which would require us to negotiate in good faith with the employee group’s certified representative concerning a collective bargaining agreement. Ultimately, if we and the representative were unable to reach agreement on the terms of a collective bargaining agreement and all of the major dispute resolution processes of the Railway Labor Act were exhausted, we could be subject to work slowdowns or stoppages. In addition, we may be subject to disruptions by organized labor groups protesting our non-union status. Any of these events would be disruptive to our operations and could harm our business.
     We rely on maintaining a high daily aircraft utilization rate to keep our costs low, which makes us especially vulnerable to delays.
     We maintain a high daily aircraft utilization rate, which is the amount of time that our aircraft spend in the air carrying passengers. High daily aircraft utilization allows us to generate more revenue from our aircraft and is achieved in part by reducing turnaround times at airports so we can fly more hours on average in a day. Aircraft utilization is reduced by delays and cancellations from various factors, many of which are beyond our control, including adverse weather conditions, security requirements, air traffic congestion and unscheduled maintenance. The majority of our operations are concentrated in the Northeast and Florida, which are particularly vulnerable to weather and congestion delays. Reduced aircraft utilization may limit our ability to achieve and maintain profitability as well as lead to customer dissatisfaction.
     Our business is highly dependent on the New York metropolitan market and increases in competition or congestion or a reduction in demand for air travel in this market, or our inability to operate reliably out of our new terminal at JFK, or governmental reduction of our operating capacity at JFK, would harm our business.
     We are highly dependent on the New York metropolitan market where we maintain a large presence with approximately 62% of our daily flights having JFK, LaGuardia, Newark, Westchester County Airport or Newburgh’s Stewart International Airport as either their origin or destination. We have experienced an increase in flight delays and cancellations at JFK due to airport congestion, which has adversely affected our operating performance and results of operations. Our business could be further harmed by an increase in the amount of direct competition we face in the New York metropolitan market or by continued or increased congestion, delays or cancellations. Our business would also be harmed by any circumstances causing a reduction in demand for air transportation in the New York metropolitan area, such as adverse changes in local economic conditions, negative public perception of New York City, terrorist attacks or significant price increases linked to increases in airport access costs and fees imposed on passengers.
     Any non-performance of the building’s critical systems at Terminal 5, such as baggage sortation, information technology, or customer notification systems, could negatively affect our operations and harm our business.
     On October 10, 2008, the DOT issued its final Congestion Management Rule for JFK and Newark International Airport imposing caps on operations and slot authority requirements and confiscation measures through an auction process.  We are participating in the litigation challenging the rule, which if ultimately successful and the auctions are permitted to proceed, we would likely lose a portion of our operating capacity at JFK, which would negatively impact our ability to fully utilize our new terminal and may result in increased competition, which could harm our business.
     A substantial portion of our long-term marketable securities are highly rated auction rate securities, and failures in these auctions have and may continue to adversely impact our liquidity and results of operations.
     A substantial percentage of our marketable securities portfolio is invested in highly rated auction rate securities. Auction rate securities are securities that are structured to allow for short-term interest rate resets; however contractual maturities are often well in excess of ten years. At the end of each reset period, investors can sell or continue to hold the securities at par. Beginning in February 2008, due to then-prevailing conditions in the credit markets, the auction process for all of our auction rate securities failed, which resulted in the interest rates on these investments resetting to predetermined rates that were, in some instances, lower than current market rates. We will not be able to liquidate our investments in these types of securities until a future auction is successful, the issuer redeems the securities, a buyer is found outside the auction process, the securities mature, or there is a default that requires immediate repayment by the issuer. Continued failure of auctions have adversely impacted the liquidity and overall value of our investments, and if one or more of the issuers of the auction rate securities in our portfolio cannot successfully close future auctions or their credit ratings deteriorate, this could continue to have a material adverse effect on our results of operations. As a result of these circumstances, as of December 31, 2008, we have adjusted the carrying value of these investments through a net impairment charge of approximately $53 million. We continue to monitor the markets for our auction rate securities and any changes in their fair values may result in further impairment charges.
     We rely heavily on automated systems to operate our business and any failure of these systems could harm our business.
     We are dependent on automated systems and technology to operate our business, enhance customer service and achieve low operating costs. These systems include our computerized airline reservation system, flight operations system, telecommunications systems, website, maintenance systems, check-in kiosks and in-flight entertainment systems. Since we only issue electronic tickets, our website and reservation system, the latter of which we have recently decided to replace, must be able to accommodate a high volume of traffic and deliver important flight information. These systems require upgrades or replacement periodically, which involve implementation and other operational risks, and our business may be harmed if we fail to replace or upgrade systems successfully.
     The performance and reliability of our automated systems is critical to our ability to operate our business and compete effectively. We rely on the providers of our current automated systems for technical support, even in the event we select new systems and service providers to meet our future needs. If the current provider were to fail to adequately provide technical support for any one of our key existing systems, we could experience service disruptions, which, if they were to occur, could result in the loss of important data, increase our expenses, decrease our revenues and generally harm our business and reputation. Furthermore, our automated systems cannot be completely protected against events that are beyond our control, including natural disasters, computer viruses or telecommunications failures. Substantial or sustained system failures could impact customer service and result in our customers purchasing tickets from other airlines. We have implemented security measures and change control procedures and have disaster recovery plans; however, we cannot assure you that these measures are adequate to prevent disruptions, which, if they were to occur, could result in the loss of important data, increase our expenses, decrease our revenues and generally harm our business and reputation.
     Our liquidity could be adversely impacted in the event one or more of our credit card processors were to impose material reserve requirements for payments due to us from credit card transactions.
     We currently have agreements with organizations that process credit card transactions arising from purchases of air travel tickets by our customers. Credit card processors have financial risk associated with tickets purchased for travel, which can occur several weeks after the purchase. Our credit card processing agreements provide for reserves to be deposited with the processor in certain circumstances. We currently have a reserve posted for our major credit card processor; if circumstances were to occur that would require us to deposit additional reserves with one or more of our major processors, the negative impact on our liquidity could be significant, which could materially adversely affect our business.
     Our maintenance costs will increase as our fleet ages.
     Because the average age of our aircraft is 3.6 years, our aircraft require less maintenance now than they will in the future. We have incurred lower maintenance expenses because most of the parts on our aircraft are under multi-year warranties. Our maintenance costs will increase significantly, both on an absolute basis and as a percentage of our operating expenses, as our fleet ages and these warranties expire.
     If we are unable to attract and retain qualified personnel or fail to maintain our company culture, our business could be harmed.
     We compete against the other major U.S. airlines for pilots, mechanics and other skilled labor and some of them offer wage and benefit packages that exceed ours. We may be required to increase wages and/or benefits in order to attract and retain qualified personnel or risk considerable employee turnover. If we are unable to hire, train and retain qualified employees, our business could be harmed and we may be unable to complete our growth plans.
     In addition, as we hire more people and grow, we believe it may be increasingly challenging to continue to hire people who will maintain our company culture. One of our competitive strengths is our service-oriented company culture that emphasizes friendly, helpful, team-oriented and customer-focused employees. Our company culture is important to providing high quality customer service and having a productive workforce that helps keep our costs low. As we continue to grow, we may be unable to identify, hire or retain enough people who meet the above criteria, including those in management or other key positions. Our company culture could otherwise be adversely affected by our growing operations and geographic diversity. If we fail to maintain the strength of our company culture, our competitive ability and our business may be harmed.
     Our results of operations will fluctuate.
     We expect our quarterly operating results to fluctuate due to seasonality, with high vacation and leisure demand occurring on the Florida routes between October and April and on our western routes during the summer. Actions of our competitors may also contribute to fluctuations in our results. We are more susceptible to adverse weather conditions, including snow storms and hurricanes, as a result of our operations being concentrated on the East Coast, than are some of our competitors. As we enter new markets, we could be subject to additional seasonal variations along with any competitive responses to our entry by other airlines. Price changes in aircraft fuel as well as the timing and amount of maintenance and advertising expenditures also impact our operations. As a result of these factors, quarter-to-quarter comparisons of our operating results may not be a good indicator of our future performance. In addition, it is possible that in any future period our operating results could be below the expectations of investors and any published reports or analyses regarding JetBlue. In that event, the price of our common stock could decline, perhaps substantially.
     We are subject to the risks of having a limited number of suppliers for our aircraft, engines and a key component of our in-flight entertainment system.

     Our current dependence on two types of aircraft and engines for all of our flights makes us vulnerable to any problems associated with the Airbus A320 aircraft or the IAE International Aero Engines V2527-A5 engine and the EMBRAER 190 aircraft or the General Electric Engines CF-34-10 engine, including design defects, mechanical problems, contractual performance by the manufacturers, or adverse perception by the public that would result in customer avoidance or in actions by the FAA resulting in an inability to operate our aircraft. Carriers that operate a more diversified fleet are better positioned than we are to manage such events.
     One of the unique features of our fleet is that every seat in each of our aircraft is equipped with free in-flight entertainment including DirecTV®. An integral component of the system is the antenna, which is supplied to us by EMS Technologies, Inc. If EMS were to stop supplying us with its antennas for any reason, we would have to incur significant costs to procure an alternate supplier.
     Our reputation and financial results could be harmed in the event of an accident or incident involving our aircraft.
     An accident or incident involving one of our aircraft, or an aircraft containing LiveTV equipment, could involve significant potential claims of injured passengers or others in addition to repair or replacement of a damaged aircraft and its consequential temporary or permanent loss from service. We are required by the DOT to carry liability insurance. Although we believe we currently maintain liability insurance in amounts and of the type generally consistent with industry practice, the amount of such coverage may not be adequate and we may be forced to bear substantial losses from an accident. Substantial claims resulting from an accident in excess of our related insurance coverage would harm our business and financial results. Moreover, any aircraft accident or incident, even if fully insured, could cause a public perception that we are less safe or reliable than other airlines, which would harm our business.
     An ownership change could limit our ability to utilize our net operation loss carryforwards.
     As of December 31, 2008, we had approximately $576 million of estimated federal net operating loss carryforwards for U.S. income tax purposes that begin to expire in 2022. Section 382 of The Internal Revenue Code imposes limitation on a corporation’s ability to use its net operating loss carryforwards if it experiences an “ownership change”. In the event an “ownership change” were to occur in the future, our ability to utilize our net operating losses could be limited.
Risks Associated with the Airline Industry
     The airline industry is particularly sensitive to changes in economic condition.
     Fundamental and permanent changes in the domestic airline industry began several years ago following five consecutive years of losses being reported through 2005. These losses resulted in airlines renegotiating or attempting to renegotiate labor contracts, reconfiguring flight schedules, furloughing or terminating employees, as well as considering other efficiency and cost-cutting measures. Despite these actions, several airlines have reorganized under Chapter 11 of the U.S. Bankruptcy Code to permit them to reduce labor rates, restructure debt, terminate pension plans and generally reduce their cost structure. Since 2005, the U.S. airline industry has experienced significant consolidation and liquidations. Current unfavorable general economic conditions, such as higher unemployment rates, a constrained credit market, housing-related pressures, and increased business operating costs can reduce spending for both leisure and business travel. Unfavorable economic conditions could also impact an airline’s ability to raise fares to counteract increased fuel, labor, and other costs. It is foreseeable that further airline reorganizations, consolidation, bankruptcies or liquidations may occur in the current recessionary environment, the effects of which we are unable to predict. We cannot assure you that the occurrence of these events, or potential changes resulting from these events, will not harm our business or the industry.
     A future act of terrorism, the threat of such acts or escalation of U.S. military involvement overseas could adversely affect our industry.
     Even if not directed at the airline industry, a future act of terrorism, the threat of such acts or escalation of U.S. military involvement overseas could have an adverse effect on the airline industry. In the event of a terrorist attack, the industry would likely experience significantly reduced demand. We cannot assure you that these actions, or consequences resulting from these actions, will not harm our business or the industry.

     Changes in government regulations imposing additional requirements and restrictions on our operations or the U.S. Government ceasing to provide adequate war risk insurance could increase our operating costs and result in service delays and disruptions.
     Airlines are subject to extensive regulatory and legal requirements, both domestically and internationally, that involve significant compliance costs. In the last several years, Congress has passed laws, and the DOT, FAA and the TSA have issued regulations relating to the operation of airlines that have required significant expenditures. We expect to continue to incur expenses in connection with complying with government regulations. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising ticket prices, reducing revenue and increasing costs. We cannot assure you that these and other laws or regulations enacted in the future will not harm our business.
     The U.S. Government currently provides insurance coverage for certain claims resulting from acts of terrorism, war or similar events. Should this coverage no longer be offered, the coverage that would be available to us through commercial aviation insurers may have substantially less desirable terms, result in higher costs and not be adequate to protect our risk, any of which could harm our business.

ITEM 6.	SELECTED FINANCIAL DATA

The following financial information for the five years ended December 31, 2008 has been derived from our consolidated financial statements. This information should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this report.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in millions, except per share data)

Statements of Operations Data:
Operating revenues	$3,388	$2,842	$2,363	$1,701	$1,265
Operating expenses:
Aircraft fuel	1,352	929	752	488	255
Salaries, wages and benefits (1)	694	648	553	428	337
Landing fees and other rents	199	180	158	112	92
Depreciation and amortization (2)	205	176	151	115	77
Aircraft rent	129	124	103	74	70
Sales and marketing	151	121	104	81	63
Maintenance materials and repairs	127	106	87	64	45
Other operating expenses (3)	422	389	328	291	215

Total operating expenses	3,279	2,673	2,236	1,653	1,154

Operating income	109	169	127	48	111
Other income (expense) (4)(6)	(199)	(138)	(128)	(79)	(36)

Income (loss) before income taxes	(90)	31	(1)	(31)	75
Income tax expense (benefit) (6)	(5)	19	6	(6)	29

Net income (loss)	$(85)	$12	$(7)	$(25)	$46

Earnings (loss) per common share:
Basic	$(0.37)	$0.06	$(0.04)	$(0.16)	$0.30
Diluted	$(0.37)	$0.06	$(0.04)	$(0.16)	$0.28

Other Financial Data:
Operating margin	3.2%	6.0%	5.4%	2.8%	8.8%
Pre-tax margin	(2.7)%	1.1%	(0.1)%	(1.8)%	5.9%
Ratio of earnings to fixed charges (5)	—	—	—	—	1.6	x
Net cash provided by (used in) operating activities	$(17)	$358	$274	$170	$199
Net cash used in investing activities	(247)	(734)	(1,307)	(1,276)	(720)
Net cash provided by financing activities	635	556	1,037	1,093	437

(1)	In 2005, we recorded $7 million in non-cash stock-based compensation expense related to the acceleration of certain employee stock options.

(2)	In 2008, we wrote-off $8 million related to our temporary terminal facility at JFK.

(3)	In 2008, 2007, and 2006, we sold nine, three, and five Airbus A320 aircraft, respectively, which resulted in gains of $23 million, $7 million, and $12 million, respectively. In 2005, we wrote-off $6 million in development costs relating to a maintenance and inventory tracking system that was not implemented

(4)	In 2008, we recorded $13 million in additional interest expense related to the early conversion of a portion of our 5.5% convertible debentures due 2038 and $14 million in interest income related to the gain on extinguishment of debt. In December 2008, we recorded an other-than-temporary impairment of $53 million related to the write-down of the value our auction rate securities.

(5)	Earnings were inadequate to cover fixed charges by $136 million, $11 million, $27 million and $46 million for the years ended December 31, 2008, 2007, 2006, and 2005, respectively.

(6)	Includes the impact of adopting Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement)”.

	As of December 31,
	2008	2007	2006	2005	2004
	(in millions)

Balance Sheet Data:
Cash and cash equivalents	$561	$190	$10	$6	$19
Investment securities	254	644	689	478	431
Total assets (6)	6,020	5,595	4,840	3,890	2,797
Total debt (6)	3,144	3,022	2,804	2,281	1,545
Common stockholders’ equity (6)	1,266	1,050	972	937	754

	Year Ended December 31,
	2008	2007	2006	2005	2004

Operating Statistics (unaudited):
Revenue passengers (thousands)	21,920	21,387	18,565	14,729	11,783
Revenue passenger miles (millions)	26,071	25,737	23,320	20,200	15,730
Available seat miles (ASMs)(millions)	32,442	31,904	28,594	23,703	18,911
Load factor	80.4%	80.7%	81.6%	85.2%	83.2%
Breakeven load factor (7)	84.2%	80.7%	81.4%	86.1%	77.9%
Aircraft utilization (hours per day)	12.1	12.8	12.7	13.4	13.4
Average fare	$139.40	$123.23	$119.73	$110.03	$103.49
Yield per passenger mile (cents)	11.72	10.24	9.53	8.02	7.75
Passenger revenue per ASM (cents)	9.42	8.26	7.77	6.84	6.45
Operating revenue per ASM (cents)	10.44	8.91	8.26	7.18	6.69
Operating expense per ASM (cents)	10.11	8.38	7.82	6.98	6.10
Operating expense per ASM, excluding fuel (cents)	5.94	5.47	5.19	4.92	4.75
Airline operating expense per ASM (cents) (7)	9.87	8.27	7.76	6.91	6.04
Departures	205,389	196,594	159,152	112,009	90,532
Average stage length (miles)	1,120	1,129	1,186	1,358	1,339
Average number of operating aircraft during period	139.5	127.8	106.5	77.5	60.6
Average fuel cost per gallon	$2.98	$2.09	$1.99	$1.61	$1.06
Fuel gallons consumed (millions)	453	444	377	303	241
Percent of sales through jetblue.com during period	76.7%	75.7%	79.1%	77.5%	75.4%
Full-time equivalent employees at period end (7)	9,895	9,909	9,265	8,326	6,413

(7)	Excludes results of operations and employees of LiveTV, LLC, which are unrelated to our airline operations and are immaterial to our consolidated operating results.

The following terms used in this section and elsewhere in this report have the meanings indicated below:

“Revenue passengers” represents the total number of paying passengers flown on all flight segments.

“Revenue passenger miles” represents the number of miles flown by revenue passengers.

“Available seat miles” represents the number of seats available for passengers multiplied by the number of miles the seats are flown.

“Load factor” represents the percentage of aircraft seating capacity that is actually utilized (revenue passenger miles divided by available seat miles).

2

“Breakeven load factor” is the passenger load factor that will result in operating revenues being equal to operating expenses, assuming constant revenue per passenger mile and expenses.

“Aircraft utilization” represents the average number of block hours operated per day per aircraft for the total fleet of aircraft.

“Average fare” represents the average one-way fare paid per flight segment by a revenue passenger.

“Yield per passenger mile” represents the average amount one passenger pays to fly one mile.

“Passenger revenue per available seat mile” represents passenger revenue divided by available seat miles.

“Operating revenue per available seat mile” represents operating revenues divided by available seat miles.

“Operating expense per available seat mile” represents operating expenses divided by available seat miles.

“Operating expense per available seat mile, excluding fuel” represents operating expenses, less aircraft fuel, divided by available seat miles.

“Average stage length” represents the average number of miles flown per flight.

“Average fuel cost per gallon” represents total aircraft fuel costs, which excludes fuel taxes, divided by the total number of fuel gallons consumed.

3